                                                                EXHIBIT 11

                     EARNINGS PER SHARE COMPUTATIONS

                               (UNAUDITED)

                                                                 THIRTY-NINE
                                                 YEAR ENDED      WEEKS ENDED
                                                SEPTEMBER 2,       JUNE 1,
                                                    1995            1996
                                                ------------     -----------
   SUPPLEMENTAL PRO FORMA PRIMARY EPS:
    Historical net income before provision for
     income taxes.............................  $ 4,551,710      $ 3,372,175
    Provision for income taxes................   (1,820,684)(A)   (1,446,010)
    Reversal of interest expense and
     amortization of deferred financing
     charges, net of tax .....................      223,550        1,120,778
                                                -----------      -----------
    Net income................................  $ 2,954,576      $ 3,046,943
                                                ===========      ===========
    Weighted average common shares outstand-
     ing......................................    7,340,000(B)     7,348,635
    Common shares outstanding from assumed is-
     suance of shares sufficient to fund the
     Recapitalization (in 1995) as well as ac-
     quisition debt (in 1996).................    2,177,777(C)     3,750,000(C)
    Weighted shares issued from assumed exer-
     cise of:
    Options...................................      728,309          720,110
    Warrants..................................       96,878           96,878
                                                -----------      -----------
    Shares for EPS calculation................   10,342,964       11,915,623
                                                ===========      ===========
   SUPPLEMENTAL REPORTED EPS:
    Net income................................  $      0.29      $      0.26
   FULLY DILUTED EPS:
    For the periods presented in this exhibit,
     there is no dilution from Primary EPS

(A) Prior to the Recapitalization, the Company elected to be taxed as a Subchapter S corporation for federal income tax purposes. Supplemental pro forma information has been computed as if the Company has been subject to Federal income taxes and all applicable state corporate income taxes for each period presented.

(B) For purposes of weighting the common shares, the Recapitalization is assumed to have occurred on September 4, 1994.

(C) Common shares are assumed sold (at an assumed offering price of $13.50 per share) at the beginning of the respective period to fund the Recapitalization and acquisition indebtedness.

This exhibit should be reviewed in conjunction with Note 2 to the Consolidated
                          Financial Statements.